Exhibit 10.1

CONFIDENTIAL EMPLOYMENT TRANSITION & SEPARATION AGREEMENT

This Confidential Employment Transition & Separation Agreement (the “Agreement”) is made by and between Renovis, Inc. (hereinafter, the “Company”) and Dushyant Pathak, Ph.D. (“Pathak”) (together referred to as “the Parties”) and is entered into as of May 1, 2006 (the “Notice Date”), effective the eighth day after Pathak’s signature without revocation (the “Effective Date”).

WHEREAS, Pathak is employed by the Company as Vice President, Corporate Development;

WHEREAS, Pathak has informed the Company that he has decided to explore other opportunities outside of Renovis.

WHEREAS the Company desires to retain the services of Pathak during a transition period and Pathak has agreed to provide such services.

WHEREAS Pathak played a strong leadership role in our corporate development and program management functions since joining Renovis in early 2003. In 2002, before Pathak joined Renovis, he was an executive at Centaur Pharmaceuticals and played a central role on the other side of the table in our negotiations to acquire NXY-059. It was his professionalism and effectiveness as an advocate for Centaur in those negotiations that inspired Renovis to seek his help when the deal was completed. Since that time, Pathak has become a Renovis executive and has made many important contributions, not the least of which was the key role he played in negotiating and then managing our collaboration with Pfizer.

WHEREAS, Pathak has entered into with the Company an Amended and Restated Employment Agreement dated April 8, 2005 (the “Employment Agreement”), an Employee Proprietary Information and Inventions Agreement dated April 15, 2003 (the “PIIA”) and an Indemnity Agreement dated April 8, 2005 (the “Indemnity Agreement”) and the Company and Renovis have agreed to modify the Employment Agreement as specifically provided herein;

WHEREAS, the Company on January 14, 2003, March 18, 2003, August 22, 2003, September 24, 2003, February 9, 2005 and January 16, 2006 granted Pathak options to purchase an aggregate of Two Hundred Four Thousand Nine Hundred Ninety Nine (204,999) shares of the Company’s common stock (the “Stock Options”) subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan, 2003 Equity Incentive Plan, 2003 Stock Plan, and related amendments thereto, including any exhibits thereto (collectively, the “Plan”);

WHEREAS, Pathak has tendered his resignation, and the Company accepts such resignation effective as of November 30, 2006 (the “Separation Date”); and

WHEREAS, the Parties agree that Pathak’s resignation qualifies as a “Constructive Termination” as defined in Paragraph 11(d) (3) of the Employment Agreement.

D. Pathak

Confidential

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Employment/Transition.

a) Pathak’s employment as the Company’s Vice President, Corporate Development will terminate on November 30, 2006 or such earlier date as provided in writing by either party upon seven (7) days’ advance written notice (the “Separation Date”), at which time Pathak will be paid all wages, including accrued, unused vacation, earned through the Separation Date. Notwithstanding the foregoing, the Company shall be permitted to terminate Pathak’s employment prior to November 30, 2006 only for Pathak’s failure to comply with the provisions of this Agreement. Effective as of May 16, 2006 Pathak will no longer be an executive officer of the Company. Following the Separation Date, Pathak shall not be eligible for the accrual of any employment benefits including, without limitation, paid vacation. The Company shall promptly reimburse Pathak for all business expenses incurred by him on or before the Separation Date, in accordance with the terms of the Company’s policy regarding such reimbursements.

b) From the Effective Date until the Separation Date (the “Transition Period”), Pathak will be available for not less than twenty hours per week to reasonably assist the Company’s Senior Executives and provide such transition services as the Company may reasonably request, at mutually agreeable times, as needed during the Transition Period. Pathak will continue to report to the President & CEO, and his name, photograph, title and bio will remain as is on the Company’s external website until the Separation Date, in a manner consistent with this reporting structure. Pathak may telecommute from home, unless otherwise requested to be on-site, through this Transition Period. The Company will maintain and provide Pathak with access to his current corporate e-mail and phone through the Separation Date, and will extend to Pathak the use of the Company’s business facilities and administrative support as reasonably needed to provide transition services to the Company during the Transition Period. The Company will promptly reimburse Pathak for pre-approved expenses incurred by him in providing any transition services, including but not limited to reimbursement for use of his cell phone as currently reimbursed, in accordance with the Company’s expense reimbursement policies. As compensation for transition services provided by him, the Company shall continue to pay his base salary at the current rate and continue to vest his Stock Options during the Transition Period. Pathak may provide business consultation to other companies and/or individuals during the Transition Period so long as provision of such services does not conflict or interfere with provision of transition services to Company. If such consultation is to be provided to companies or individuals engaged in pharmaceutical research and/or development that is directly in competition with Company, then such consultation will be subject to the Company’s prior approval, which approval the Company may withhold in its sole and absolute discretion.

2. Settlement Compensation.

a) Cash. On January 1, 2007 or as soon as administratively practicable thereafter, if Pathak remains unemployed on a full-time basis by any employer from the Separation Date through January 1, 2007, the Company will pay Pathak in a lump sum, less all applicable taxes and other authorized withholding, the equivalent of twelve (12) months of base salary, less the amount of salary paid to Pathak during the period from May 16, 2006 through the Separation Date, plus ten thousand dollars ($10,000). On January 1, 2007 or as soon as administratively practicable thereafter, if Pathak becomes employed on a, full-time basis during the period from the Separation Date through January 1, 2007, the Company will pay Pathak in a lump sum, less all applicable taxes and other authorized withholding, the pro-rata portion of twelve (12) months of base salary, less the amount of salary paid to Pathak during the period from May 16, 2006 through the Separation Date. The payment shall be pro-rated based on the period of time he remained unemployed between the Separation Date and January 1, 2007. If Pathak becomes employed on a, full-time basis during

D. Pathak

Confidential

the period from the Separation Date through January 1, 2007, then the ten thousand dollar ($10,000) payment provided for by this Paragraph shall be reduced to five thousand dollars ($5,000.00).

b) COBRA. Health coverage shall end on the Separation Date. Thereafter, Pathak may elect to continue to participate in the Company’s group health insurance plans pursuant to COBRA. If Pathak elects COBRA coverage, the Company shall pay his COBRA payments for six full months after his Separation Date, as long as he is not employed on a full-time basis, from the Separation Date through January 1, 2007. Thereafter, Pathak shall be responsible for such payments through the end of the COBRA election period as established under federal law. If Pathak elects COBRA coverage, and becomes employed between the Separation Date and January 1, 2007, the Company shall pay his COBRA payments for the pro-rata portion of six full months after his Separation Date based on the period of time he remained unemployed on a, full-time basis between the Separation Date and January 1, 2007. Thereafter, Pathak shall be responsible for such payments through the end of the COBRA election period as established under federal law.

c) Stock Option Vesting and Acceleration of Stock Option Vesting. The Parties agree that Pathak will have already vested as of the Notice Date in One Hundred One Thousand Six Hundred Seventy Five (101,675) shares of common stock under the Stock Options (i.e., the Stock Options have vested and become exercisable with respect to an aggregate of 81,885 shares of common stock, 101,675 vested less 19,790 already exercised). The Parties further agree that Pathak will have already vested as of the Separation Date in One Hundred Twenty Nine Thousand Nine Hundred Forty Eight (129,948) shares of common stock under the Stock Options (i.e., the Stock Options have vested and become exercisable with respect to an aggregate of 61,547 shares of common stock, 129,948 vested less 68,401 already exercised). The Parties further agree that as part of the Settlement Compensation, Pathak will additionally vest in Twenty Two Thousand Five Hundred Seventy One (22,571) shares of common stock under the Stock Options, such vesting to occur immediately upon the Separation Date. After taking into account the foregoing accelerated vesting, and that provided for by Paragraph 1(b), above, Pathak shall have vested in a total of One Hundred Fifty Two Thousand Five Hundred Nineteen (152,519) shares of the Stock Options as of the Separation Date, allocated by stock option grant in accordance with Exhibit A hereto.

i) If Pathak remains employed with the Company through October 3, 2006, then Pathak will have until December 31, 2007 to exercise his vested Stock Options. However, if Pathak separates from the Company earlier than this date, then Pathak will have until December 31, 2006 to exercise his vested Stock Options.

ii) From the date of this Agreement through the Separation Date, Pathak shall strictly comply with the Company’s Insider Trading Policy, including, among other things, clearing all trades in Company stock with the Company’s Compliance Officer.

iii) Promptly after any exercise by Pathak of any Stock Options, one or more certificates representing the shares with respect to which such Stock Options were exercised shall be delivered to Pathak and shall be subject to such legends as are consistent with the agreements to which Pathak is a party and the Securities Act of 1933, as amended. If, prior to the Separation Date, Pathak sells Stock Options through either or both of his 10b5-1 Trading Plans, the Stock Options shall be electronically

D. Pathak

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transmitted to Merrill Lynch and shall be subject to such legends as are consistent with the agreements to which Pathak is a party and the Securities Act of 1933, as amended.

iv) The Rule 10b5-1 Trading Plans entered into by Pathak, effective as of March 18, 2005, shall expire upon June 13, 2006 or the Separation Date, whichever date occurs first, by its terms, in accordance with the terms of Paragraph 4(g) of the respective 10b5-1 Trading Plan documents. The Rule 10b5-1 Trading Plan entered into by Pathak, effective as of March 8, 2006, shall expire upon the Separation Date, in accordance with the terms of Paragraph 4(g) of the respective 10b5-1 Trading Plan documents.

v) Except as expressly provided herein, all of the Stock Options shall continue to be subject to all the other terms of the Plan and the option agreements.

d) Professional Development & Outplacement Support. The Company will pay for Pathak’s participation in professional development and outplacement programs of his choice, in an amount not to exceed $15,000 (fifteen thousand dollars). Said professional development and outplacement programs shall be identified by Pathak no later than three months after the Separation Date, and must commence prior to December 31, 2007,. Cost for such programs shall be invoiced to and paid directly by the Company to the vendor no later than March 15, 2007. All professional development and outplacement programs to be reimbursed by the Company pursuant to this Paragraph 2(d) are subject to pre-approval by the Company, which approval shall not be unreasonably withheld.

e) No Other Benefits. Pathak understands and acknowledges that he shall be entitled to no settlement benefits from the Company other than those expressly set forth in this Section 2.

3. Releases of Claims.

a) Pathak agrees that the Company’s obligations in this Agreement represents settlement in full of all outstanding obligations owed to Pathak by (and any and all actual and/or potential claims by Pathak against) the Company and its predecessors, successors, divisions, subsidiaries, officers, managers, supervisors, agents and employees. Pathak hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (“collectively, the Company Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue (except to enforce the Agreement and related surviving rights), any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Pathak may possess against any of the Company Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement.

b) The Company, on its own behalf, and (to the fullest extent allowed) on behalf of its, divisions, subsidiaries, affiliates, predecessor and successor corporations, and assigns hereby fully and forever releases Pathak and his respective heirs, family members, and executors, agents, attorneys and assigns (collectively, the “Pathak Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, that the Company and/or the Company Releasees may possess against Pathak and/or any

D. Pathak

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of the Pathak Releasees, arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement and that are known, or in the exercise of reasonable diligence should be known to, the Company’s Board of Directors.

c) The above releases include, without limitation:

i) any and all claims relating to or arising out of Pathak’s employment relationship with the Company and the termination of that relationship (except for any claims for indemnity arising under California law, the indemnification provisions of the Company’s Certificate of Incorporation and Bylaws and the Indemnity Agreement);

ii) any and all claims relating to, or arising from, Pathak’s right to purchase, or actual purchase of shares of stock of the Company;

iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion;

iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code;

v) any and all claims for violation of the federal, or any state, constitution;

vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

vii) any claim for any loss, cost, damage, or expense arising out of any dispute over either the non-withholding or other tax treatment only of any of the proceeds paid to Pathak as a result of this Agreement; and

viii) any and all claims for attorneys’ fees and costs, not paid herein.

d) The Parties agree that the releases set forth in this Paragraph 4 shall be and remain in effect in all respects as complete general releases as to the matters released. These releases expressly do not extend to any obligations incurred under (or excepted in) this Agreement.

D. Pathak

Confidential

e) In accordance with the Older Workers Benefit Protection Act of 1990, Pathak confirms that he has been advised of and is aware of the following:

ix) He has the right to consult with an attorney before signing this Agreement;

x) He has twenty-one (21) days from the date he receives a copy of this Agreement to consider it;

xi) He may waive the above-described twenty-one (21) day notice period by signing this Agreement prior to the expiration of the notice period; and

xii) He has seven (7) days after signing this Agreement to revoke his acceptance of it, and this Agreement will not be effective until that revocation period has expired.

4. Civil Code Section 1542 Waivers; Release Exceptions.

Pathak represents that he is not aware of any claim by him or by the Pathak Releasees against any of the Company Releasees other than the claims that are released by this Agreement. The Company represents that it is not aware of any claim by it or any other third party against any of the Pathak Releasees other than the claims that are released by this Agreement. Each Party acknowledges that he/it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO

CLAIMS WHICH THE CREDITOR DOES NOT

KNOW OR SUSPECT TO EXIST IN HIS OR HER

FAVOR AT THE TIME OF EXECUTING THE

RELEASE, WHICH IF KNOWN BY HIM OR HER

MUST HAVE MATERIALLY AFFECTED HIS OR

HER SETTLEMENT WITH THE DEBTOR.

Each Party, being aware of said code section, agrees to expressly waive any rights he/it may have there under, as well as under any other statute or common law principles of similar effect. Nevertheless, none of the waivers and releases in this Agreement shall waive, release, apply to and/or limit in any way either: (1) Pathak’s legally-vested rights (if any) earned through the Separation Date under any benefit plan of the Company (e.g., the Plan, 401(k) plan, group medical, dental, vision and life insurance benefit plans), pursuant to any Company insurance policy(ies), and/or that are not waivable under applicable law (e.g., regarding unemployment, workers compensation, or ERISA); (2) Pathak’s right to indemnification, and to a defense from the Company, and to be held harmless by the Company pursuant to the Indemnity Agreement and any applicable insurance policy(ies), statute(s), common law obligation(s), or otherwise; (3) claims that the Company has against Pathak arising out of Pathak’s employment by the Company or the separation thereof based upon facts not known to, except for those that in the exercise of reasonable diligence should be known to, the Board of Directors of the Company as of the Effective Date; (4) Pathak’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Pathak does release his right to secure any damages for alleged discriminatory treatment; (5) either Party’s rights to enforce the Agreement; and (6) either Party’s rights to raise claims for the other Party’s (and associated releasees’) post-Separation Date activities.

D. Pathak

Confidential

5. Successors and Assigns.

This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of said parties and each of them and their heirs, administrators, representatives, executors, successors and assigns.

6. Confidential Information; Return of Company Property.

a) Pathak hereby expressly confirms his continuing obligations to the Company pursuant to the Employee Proprietary Information and Inventions Agreement executed by Pathak on April 15, 2003 (the “Confidentiality Agreement”).

b) Pathak shall deliver to the Company upon the Separation Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Pathak or his agents or representatives.

c) Pathak shall return to the Company on the Separation Date all equipment of the Company in his possession or control. Notwithstanding the foregoing, Pathak shall be allowed to retain his Company-issued laptop computer, Treo 650 cell phone and a Linksys wireless router, after the Company has removed from them all Company information.

7. No Cooperation.

Pathak agrees that he will not act in any manner that is intended to (and does) materially damage the business of the Company. The Company agrees that it will not act in any manner that is intended to (and does) materially damage Pathak. Each Party further agrees that he/it will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other Party, unless involuntarily under a subpoena or other court order to do so. Each Party agrees both to immediately notify the other Party upon receipt of any such subpoena or court order related in any way to Pathak’s Company employment, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the other Party. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by those third parties against the other Party, the contacted Party shall state no more than that he/it cannot provide counsel or voluntary assistance.

8.	Cooperation in Future Investigations or Litigation.

Pathak agrees, to the extent practical, to give reasonable cooperation, at the Company’s request, in any pending or future litigation, arbitration or administrative proceeding or inquiry brought against the Company, and in any investigation the Company may conduct. Pathak shall be reimbursed for all out of pocket expenses incurred by him in compliance with this paragraph. Notwithstanding the foregoing, the Company shall have no obligation to pay Pathak for time spent and expenses incurred by him in any pending or future litigation or arbitration which Pathak has initiated or which has been initiated on his behalf.

D. Pathak

Confidential

9. Non-Disparagement.

Pathak agrees to refrain from any defamation, libel or slander of the Company, and any tortious interference with the contracts, relationships and prospective economic advantage of the Company. The Company agrees to refrain from any defamation, libel or slander of Pathak, and any tortious interference with the contracts, relationships and prospective economic advantage of Pathak.

10. No Admission of Liability.

Each Party understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either Party, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

11. Costs.

The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

12. Authority.

The Company represents and warrants that the undersigned have the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Pathak represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

13. No Representations.

Each Party represents that he/it has consulted with or has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Each Party has not relied upon any representations or statements made by the other Party or that Party’s agents which are not specifically set forth in this Agreement.

14. Severability.

In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

15. Attorneys’ Fees.

In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, etc., plus reasonable attorneys’ fees, incurred in connection with any such an action.

D. Pathak

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16. Entire Agreement.

This Agreement and the surviving terms of the other agreements referenced in it (as modified by this Agreement) represent the entire agreement and understanding between the Company and Pathak concerning Pathak’s separation from the Company and the events leading thereto and associated therewith, and otherwise supersedes and replaces any and all prior agreements and understandings concerning Pathak’s relationship with the Company.

17. No Oral Modification.

This Agreement may only be amended in writing signed by Pathak and a duly authorized officer of the Company.

18. Governing Law.

This Agreement shall be governed by the laws of the State of California, without regard for choice of law provisions.

19. Dispute Resolution.

Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to Pathak’s employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration before a single neutral arbitrator through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. Pathak understands and agrees that this provision waives his right to a jury trial on these claims. This arbitration shall be held in a mutually agreeable location or, if the parties are unable to agree, a location selected by JAMS. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

20. Counterparts Facsimile.

This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, upon receipt of the original or faxed copy of the counterpart signed by the other Party’s legal counsel.

21. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

a) They have read this Agreement;

b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

D. Pathak

Confidential

c) They understand the terms and consequences of this Agreement and of the releases it contains;

d) They are fully aware of the legal and binding effect of this Agreement; and

e) This Agreement shall be binding upon the Parties and their respective agents, successors, representatives, heirs, administrators and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RENOVIS, INC.

Dated: May 23, 2006	By:	/s/ Corey Goodman
Corey Goodman, President and CEO

Dated: May 23, 2006		/s/ Dushyant Pathak
Dushyant Pathak

D. Pathak

Confidential

Exhibit A

STOCK OPTION VESTING AND ACCELERATION OF STOCK OPTION VESTING

May 1, 2006	Shares Vested as of Notice Date	101, 675
May 16, 2006	Shares Vested Notice Date to 5/16/06	2,603
November 30, 2006	Additional shares vested through Transition Period / Separation Date	25,670
	SUBTOTAL	129,948
May 31, 2007	Additional shares accelerated vesting	22,571
	TOTAL	152,519

Current Grant Type *	Grant Date	Vested Allocation **
NQ	1/14/2003	11,111
ISO	3/18/2003	40,000
ISO	8/22/2003	34,374
ISO	9/24/2003	1,120
NQ	9/24/2003	28,416
ISO	2/9/2005	20,441
NQ	2/9/2005	2,058
ISO	1/16/2006	0
NQ	1/16/2006	14,999

*	ISO status changes to NQ after 90 days from Separation Date. Also, any ISOs exceeding the IRS ISO limit will be converted to NQs upon acceleration

**	All vested share amounts include 68,401 option shares previously exercised on or before May 3, 2006.